DRAFT

                            ARTICLES OF INCORPORATION

                                       OF

                                  AYP SUB, INC.



         FIRST. The name of the corporation is AYP Sub, Inc.

         SECOND. The address of the corporation's registered office in the Commonwealth of Pennsylvania is Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601, in the County of Westmoreland. The name of its registered agent at such address is _____.

         THIRD. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

         FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

         FIFTH. The name and mailing address of the incorporator is Carol Russ, c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

         SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

         SEVENTH. The number of directors of the corporation shall be as established from time to time by resolution of the Board of Directors of the corporation.


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         EIGHTH. Except with respect to the responsibilities and liabilities of directors pursuant to any criminal statute and the liabilities of directors to pay taxes pursuant to Federal, State and local law, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any action taken as a director, except to the extent that any breach of, or failure to perform, the duties of the office involves self-dealing, willful misconduct or recklessness. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

         IN TESTIMONY WHEREOF, I have signed these Articles of Incorporation this ____ day of _______________, 19__.



                                               ------------------------------
                                                        Carol G. Russ
                                                        INCORPORATOR



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